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                                                                     Exhibit 3.1










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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                    AMERICAN REAL ESTATE FINANCE CORPORATION

                ------------------------------------------------



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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I             IDENTIFICATION                                          1

         Section 1.01      Sole Incorporator                                  1

         Section 1.02      Name                                               1

         Section 1.03      Address                                            1

         Section 1.04      Registered Agent                                   1

         Section 1.05      Purposes                                           1

ARTICLE II            DEFINITIONS                                             1

         Section 2.01      Certain Definitions                                1

ARTICLE III           AUTHORIZED SHARES                                       4

         Section 3.01      Authorized Shares                                  4

ARTICLE IV            TERMS OF AUTHORIZED SHARES                              4

         Section 4.01      Terms of Stock                                     4

         Section 4.02      Preferential or Preemptive Rights                  5

         Section 4.03      Liability for Further Assessments                  5

         Section 4.04      Voting Rights                                      5

ARTICLE V             BOARD OF DIRECTORS                                      5

         Section 5.01      Initial Directors                                  5

         Section 5.02      Directors Following the Merger                     5

         Section 5.03      Removal of Directors                               6

         Section 5.04      Actions by Directors                               6

         Section 5.05      Quorum                                             6

ARTICLE VI            RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES        6

         Section 6.01      Ownership Limit                                    7

         Section 6.02      Transfer in Trust                                  7

         Section 6.03      Prevention of Transfer                             7

         Section 6.04      Notice to Corporation                              8

         Section 6.05      Information for Corporation                        8

         Section 6.06      Ambiguities                                        8

         Section 6.07      Exemption from the Ownership Limit                 8

         Section 6.08      Increase or Decrease in Ownership Limit.           8

         Section 6.09      Limitations on Changes in Ownership Limits         9

         Section 6.10      Legend                                             9


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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

         Section 6.11      Transfer to Trust                                  9

ARTICLE VII           LIMITATION OF LIABILITY AND INDEMNIFICATION OF
                      DIRECTORS AND OFFICERS                                 11

         Section 7.01      Limitation Of Liability                           12

         Section 7.02      Indemnification                                   12

         Section 7.03      Insurance                                         12

ARTICLE VIII          AMENDMENT OF BYLAWS                                    12

ARTICLE IX            AMENDMENT OR REPEAL OF THE ARTICLES                    13

ARTICLE X             RESTRICTION TERMINATION DATE AND REIT QUALIFICATION    13

ARTICLE XI            SEVERABILITY                                           13





























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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                    AMERICAN REAL ESTATE FINANCE CORPORATION

AMERICAN REAL ESTATE FINANCE CORPORATION, a Maryland corporation, having its principal office in Minneapolis, Minnesota (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

                                 IDENTIFICATION

         Section 1.01 SOLE INCORPORATOR. THE UNDERSIGNED, Guy Chayoun, whose address is 200 Park Avenue, New York, New York 10166, being at least eighteen
(18) years of age, does hereby form a corporation under the Maryland General Corporation Law ("MGCL").

         Section 1.02 NAME. The name of the Corporation is American Real Estate Finance Corporation (hereinafter referred to as the "CORPORATION").

         Section 1.03 ADDRESS. The present address of the principal office of the Corporation in this State is c/o CT Corporation System, 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.

         Section 1.04 REGISTERED AGENT. The resident agent of the Corporation in the State of Maryland is CT Corporation System. The address of the resident agent is 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.

         Section 1.05 PURPOSES. The Corporation is formed for the following purpose or purposes: to have all of the powers conferred upon corporations organized under the provisions of the MGCL.


                                   ARTICLE II

                                   DEFINITIONS

         Section 2.01 CERTAIN DEFINITIONS. The following terms when used herein shall have the meanings set forth below:

                  (a) ARTICLES. "Articles" shall mean the Articles of Incorporation of the Corporation, filed with the State of Maryland Department of Assessments and Taxation, as such Articles may be amended from time to time.

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                  (b) BENEFICIAL OWNERSHIP. "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether directly or indirectly, and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have correlative meanings.

                  (c) BOARD OF DIRECTORS. "Board of Directors" shall mean the Board of Directors of the Corporation.

                  (d) BUSINESS DAY. "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  (e) BYLAWS. "Bylaws" shall mean the Bylaws of the Corporation, as may be amended from time to time.

                  (f) CHARITABLE BENEFICIARY. "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to subsection 6.11(f) of Article VI; provided, however, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  (g) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time.

                  (h) COMMON STOCK. "Common Stock" means the shares of common stock of the Corporation, par value $.01 per share, as described in Article III.

                  (i) CONSTRUCTIVE OWNERSHIP. "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in the Equity Shares is held directly or indirectly (including by nominee), and shall include interests that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "CONSTRUCTIVE OWNER," "CONSTRUCTIVELY OWNS" and "CONSTRUCTIVELY OWNED" shall have correlative meanings.

                  (j) DIRECTOR. "Director" shall mean a member of the Corporation's Board of Directors.

                  (k) EQUITY SHARES. "Equity Shares" shall mean shares that are either Common Stock or Preferred Stock.

                  (l) INDEPENDENT DIRECTORS. "Independent Directors" shall mean those directors who (i) are not officers, employees or otherwise affiliated with the Corporation or any external investment advisor to the Corporation and who
(ii) within the two years prior to their appointment, have not (w) directly or indirectly been employed by any external investment advisor to the Corporation or any of its affiliates, (x) been an officer or director of any external investment advisor to the Corporation or any of its affiliates, (y) performed services for any external investment advisor to the Corporation or any of its affiliates, or (z) had any material business or professional relationship with any external investment advisor to the Corporation or any of its affiliates.

                  (m) MARKET PRICE. "Market Price" on any date shall mean the average of the Closing Prices for each of the five preceding Trading Days. The "Closing Price" on any date shall mean the last


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sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on The New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (n) MERGER TRANSACTION. "Merger Transaction" means the proposed transaction contemplated by the Agreement and Plan of Reorganization, dated as of March 20, 2002 among the Corporation, American Strategic Income Portfolio Inc., a Minnesota corporation, American Strategic Income Portfolio Inc.--II, a Minnesota corporation, American Strategic Income Portfolio Inc.--III, a Minnesota corporation, and American Select Portfolio Inc., a Minnesota corporation.

                  (o) OWNERSHIP LIMIT. "Ownership Limit" shall mean 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Equity Shares of the Corporation.

                  (p) PERSON. "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside or to be used exclusively for the purposes described in
Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  (q) PREFERRED STOCK. "Preferred Stock" shall mean the shares of preferred stock of the Corporation, par value $.01 per share, as described in
Article III.

                  (r) PROHIBITED OWNER. "Prohibited Owner" shall mean, with respect to any purported Transfer or other event, any Person who, but for the provisions of subsection 6.01(a) of Article VI, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of the such Equity Shares that the Prohibited Owner would have so owned.

                  (s) REIT. "REIT" or "real estate investment trust" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                  (t) RESTRICTION TERMINATION DATE. "Restriction Termination Date" shall mean the first day after the date of the closing of the Merger Transaction on which the Board of Directors determines, in accordance with
Article X hereof, that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.


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                  (u) SECURITIES. "Securities" shall mean any issuance, stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

                  (v) SHAREHOLDERS. "Shareholders" shall mean as of any particular time all holders of record of outstanding Equity Shares of the Corporation at such time.

                  (w) TRANSFER. "Transfer" shall mean any issuance, sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Shares as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Equity Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

                  (x) TRUST. "Trust" shall mean the trust created pursuant to subsection 6.11 of Article VI.

                  (y) TRUSTEE. "Trustee" shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

         In connection with the foregoing and other defined terms in these Articles, where applicable except as otherwise provided in the relevant definition, calculations of amounts should be made in accordance with the accrual basis of accounting.

                                   ARTICLE III

                                AUTHORIZED SHARES

         Section 3.01 AUTHORIZED SHARES. The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred million (100,000,000) Equity Shares (par value $.01 per share), amounting in aggregate par value to $1,000,000, of which ninety eight million (98,000,000) shares are initially classified as Common Stock and two million (2,000,000) shares are initially classified as Preferred Stock. The Board of Directors shall have the power from time to time to classify or reclassify unissued Equity Shares in one or more classes or series and to establish for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, distribution limitations, qualifications and redemption terms and conditions, and to set or change the number of shares in each class or series.

                                   ARTICLE IV

                           TERMS OF AUTHORIZED SHARES

         Section 4.01 TERMS OF STOCK. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock. The shares of Preferred Stock may be issued from time to time in one or more class or series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and


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liquidation preference, of any class or series of Equity Shares, to fix the number of shares constituting any such class or series, and to increase or decrease the number of shares of any such class or series (but not below the number of shares thereof then outstanding). In case the number of shares of any such class or series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such class or series. Shares shall have such other voting powers, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated below:

                  (a) DIVIDENDS. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of shares entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends in such form and amount as shall be determined by the Board of Directors in accordance with the MGCL.

                  (b) TERMINATION. In the event of any voluntary or involuntary liquidation, dissolution, winding up or other termination of the Corporation, after the payment in full of the claims of creditors and after there shall have been paid to or set aside for the holders of any class having preference over the Common Stock in event of liquidation, dissolution, winding up or other termination the full preferential amounts to which they are respectively entitled, the remaining assets of the Corporation available for payment and distribution to Shareholders shall be distributed ratably among the holders of the Common Stock, and any class or series of shares entitled to participate therewith, in whole or in part, as to the distribution of assets.

         Section 4.02 PREFERENTIAL OR PREEMPTIVE RIGHTS. No Shareholder of the Corporation shall have any preferential or preemptive right with respect to any issuance of shares or other Securities, except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

         Section 4.03 LIABILITY FOR FURTHER ASSESSMENTS. The Equity Shares, when duly issued and paid for, will be fully paid and non-assessable.

         Section 4.04 VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share of Common Stock on all matters upon which such holders are entitled to vote, except as otherwise specified herein. The shares shall not have cumulative voting rights.

                                    ARTICLE V

                               BOARD OF DIRECTORS

         Section 5.01 INITIAL DIRECTORS. Prior to the Merger Transaction, John
G. Wenker shall serve as the sole director of the Corporation.


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         Section 5.02 DIRECTORS FOLLOWING THE MERGER. Following the Merger
Transaction, the number of Directors shall be no fewer than five (5) nor more than ten (10) Directors. Following the Merger Transaction, the initial Board of Directors shall consist of seven (7) members, of which four (4) members shall be Independent Directors. The number of Directors may be increased or decreased from time to time by the Directors, but in no event shall be fewer than five (5) or greater than ten (10).

         Following the Merger Transaction, there shall be three classes of Directors, each class to be as nearly equal in number as possible. The Directors of the first class ("CLASS I") shall hold office for a term expiring at the annual meeting in 2003; Directors of the second class ("CLASS II") shall hold office for a term expiring at the annual meeting in 2004; and Directors of the third class ("CLASS III") shall hold office for a term expiring at the annual meeting in 2005. At each annual meeting of Shareholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election. Directors may be re-elected any number of times. Election of each Director at an annual meeting shall be by the plurality of all the votes cast at a meeting of Shareholders duly called and at which a quorum is present.

                  A majority of the Directors shall at all times be Independent Directors; PROVIDED, HOWEVER, that upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Independent Director, such requirement shall not be applicable for a period of sixty (60) days. Nominees to serve as Independent Directors shall be nominated by the then current Independent Directors, if any, otherwise by the remaining Directors. The Directors shall at all times endeavor to comply with the requirement of this Section 5.02 as to independence, but failure to so comply with such requirement shall not affect the validity or effectiveness of any action of the Directors.

         Section 5.03 REMOVAL OF DIRECTORS. A Director judged incompetent, or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. A Director may be removed with or without cause by the affirmative vote of at least two-thirds of the aggregate number of shares issued, outstanding and ordinarily entitled to be cast in the election of Directors. At least 20 days prior to a meeting of Shareholders called to remove a Director, written notice shall be sent to the Director or Directors whose removal will be considered at such meeting.

         Section 5.04 ACTIONS BY DIRECTORS. Following the Merger Transaction, any action by the Board of Directors shall require the affirmative vote of at least two-thirds of the Directors, including at least a majority of the Independent Directors then holding office, unless the concurrence of a greater proportion is required for such action by the MGCL.

         Section 5.05 QUORUM. A majority of the Directors, including a majority of the Independent Directors then holding office, shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Articles or the Bylaws, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group.

         The Board of Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.


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                                   ARTICLE VI

                RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

         Section 6.01      OWNERSHIP LIMIT.

                (a) Except as provided in Section 6.07 of this Article VI, from the date of the closing of the Merger Transaction and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Shares in excess of the Ownership Limit.

                (b) Any purported Transfer or other event that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void AB INITIO as to that number of Equity Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess Equity Shares.

                (c) Any purported Transfer of Equity Shares or other event that, if effective, would result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT shall be void AB INITIO as to that number of Equity Shares which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess Equity Shares.

                (d) Any purported Transfer or other event that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons within the meaning of Section 856(a)(5) of the Code (determined without reference to any rules of attribution) shall be void AB INITIO as to that number of Equity Shares which otherwise would be Beneficially Owned or Constructively Owned by the transferee or holder, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess Equity Shares.

         Section 6.02 TRANSFER IN TRUST.

                (a) If, notwithstanding the other provisions contained in this
Article VI, at any time after the date of the closing of the Merger Transaction and prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 6.07 of this Article VI, such Equity Shares the Beneficial Ownership or Constructive Ownership of which would cause such Person to Beneficially Own and Constructively Own Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.11(f).

                (b) If, notwithstanding the other provisions contained in this
Article VI (but subject to Section 6.11 of this Article VI), at any time after the date of the closing of the Merger Transaction and prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would result in a violation of Section 6.01 then the Equity Shares being transferred or which are otherwise affected by any other event and which, in either case, would cause a violation of Section 6.01 (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary as described in Section 6.11(f).

         Section 6.03 PREVENTION OF TRANSFER. If the Board of Directors or its designees at any time determines in good faith that a Transfer or other event has taken place in violation of Section 6.01 of this


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Article VI or that a Person intends to acquire or has attempted to acquire
Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 6.01 of this Article VI, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or other event or any attempted Transfer or other event in violation of Section 6.01 of this Article VI shall be void AB INITIO and automatically result in the transfer to the Trust as described in
Section 6.02 of this Article VI, irrespective of any action (or non-action) by the Board of Directors or its designees.

         Section 6.04 NOTICE TO CORPORATION. Any Person who acquires or attempts or intends to acquire Equity Shares in violation of Section 6.01 of this Article VI, or any Person who would have owned Equity Shares that resulted in a transfer to a Trust pursuant to the provisions of Section 6.02 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request, in good faith, in order to determine the effect, if any, of such Transfer or other event or such attempted Transfer or other event on the Corporation's status as a REIT.

         Section 6.05 INFORMATION FOR CORPORATION. From the date of the closing of the Merger Transaction and prior to the Restriction Termination Date: (a) every Beneficial Owner or Constructive Owner of 1% or more (or such other percentage at the time prescribed by the Code or the regulations promulgated thereunder) of the outstanding Equity Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned and a description of the manner in which such shares are held and shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and (b) each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the Shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         Section 6.06 AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article VI or any definition contained in Article II, the Board of Directors shall have the power to determine the application of the provisions of this Article VI or any definition contained in Article II with respect to any situation based on the facts known to it. In the event this Article VI requires any action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VI or any definition contained in Article II.

         Section 6.07 EXEMPTION FROM THE OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, in each case to the effect that the restrictions contained in Sections 6.01(c) and (d) of this
Article VI will not be violated, may exempt a Person from the Ownership Limit if
(a) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of Equity Shares will violate the restrictions contained in Sections 6.01(c) and (d) of this Article VI; and (b) such Person agrees that any violation or attempted violation of


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such restrictions will result in such Equity Shares being automatically transferred to a Trust in accordance with Section 6.02 of this Article VI.

         Section 6.08 INCREASE OR DECREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Section 6.09 of Article VI, the Board may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

         Section 6.09 LIMITATIONS ON CHANGES IN OWNERSHIP LIMITS.

                (a) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Equity Shares could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Equity Shares.

                (b) Prior to the modification of the Ownership Limit pursuant to
Section 6.07 of Article VI, the Board of Directors may require (but shall not be obligated to obtain) such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.




























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         Section 6.10 LEGEND. Each certificate for Equity Shares shall bear the following legend:

                  The securities represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "CODE"). Except as otherwise provided in the Articles of Incorporation of the Corporation, (a) no Person may Beneficially Own or Constructively Own Equity Shares in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Equity Shares of the Corporation; and (b) there shall be no Transfer or other event that would cause a violation of the Ownership Limit, that would result in the Equity Shares of the Corporation being Beneficially Owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code (determined without reference to any rules of attribution), would result in the Corporation's being "closely held" under section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT. Any Person who violates, or attempts to Beneficially Own or Constructively Own Equity Shares in excess of the above limitations, must immediately notify the Corporation in writing. If the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trust which will be held for the benefit of one or more Charitable Beneficiaries as provided in the Articles of Incorporation. In addition, attempted Transfers in violation of the restrictions described above may be void AB INITIO. All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Corporation on request and without charge.

         Section 6.11 TRANSFER TO TRUST.

                (a) Upon any purported Transfer or other event that results in a transfer of Equity Shares to a Trust pursuant to Section 6.02 of this Article VI, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in Equity Shares being transferred to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in subsection 6.11(f) of this
Article VI.

                (b) RIGHTS OF PROHIBITED OWNER. Equity Shares so held in trust shall be issued and outstanding stock of the Corporation. The Prohibited Owner shall have no rights in the Equity Shares held by the Trustee except as set forth in Section 6.11 of this Article VI. The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                (c) DIVIDENDS AND VOTING. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Trust, which rights shall be


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exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trust shall be paid with respect to such Equity Shares to the Trustee upon demand, or if paid by the Corporation to a Person other than the Trustee shall be due by such Person to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in the Trust and, subject to Maryland law, effective as of the date that the Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Equity Shares were transferred in violation of Section 6.01 and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article IV, until the Corporation has received notification that Equity Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

                (d) SALE OF EQUITY SHARES HELD BY THE TRUST. Within 20 days of receiving notice from the Corporation that Equity Shares have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article VI and who upon purchase of the shares will receive shares of the class or series which were transferred to the Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this subsection 6.11(d) of this Article VI. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Trust (E.G., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Trust and (2) the price per share of Equity Shares received by the Trustee from the sale or other disposition of the Equity Shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. Each Prohibited Owner and Charitable Beneficiary waive any and all claims that they may have against the Trustee and the Trust arising of the disposition of any Equity Shares transferred in violation of Sections 6.01(a),
(b), (c) and (d) except for claims arising out of gross negligence or willful misconduct or any failure to make payments in accordance with this Section 6.11(d) by, the Trustee or the Trust. If, prior to the discovery by the Corporation that Equity Shares have been transferred to the Trustee, such Equity Shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this subsection 6.11(d) of this Article VI, such excess shall be paid to the Trustee upon demand. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of assets of, the Corporation prior to the sale of the Equity Shares by the Trustee as set forth in this subsection 6.11(d) of this Article VI, the Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Trust (E.G., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Trust and (2) the amount of assets received in respect of the Equity Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation. Any net sales proceeds or assets received in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.


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

                (e) SALE OF EQUITY SHARES TO CORPORATION. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a gift, devise or other such transaction, the Market Price at the time of such gift, devise or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Equity Shares held in the Trust pursuant to subsection 6.11(d) of this
Article VI. Upon such sale to the Corporation, the interest of the Charitable Beneficiary in such Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                (f) CHARITABLE BENEFICIARY. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Equity Shares held in the Trust would not violate the restrictions set forth in Section
6.01 of this Article VI in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                Nothing contained in this Article VI (but subject to the limitations as set forth in this Article VI) or in any other provision of the Articles shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the Shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a REIT under the Code.

                If any of the foregoing restrictions on transfer of Equity Shares held by the Trust are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Equity Shares and to hold such Equity Shares on behalf of the Corporation.

                Nothing in this Article VI precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. Notwithstanding the fact that such settlement occurs, certain transactions may be settled by providing Equity Shares held in the Trust as set forth in this
Article VI.

                                   ARTICLE VII

      LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 7.01 LIMITATION OF LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or to any Director or to any Shareholder for money damages. Neither the amendment nor the repeal of this
Section 7.01, nor the adoption or amendment of any other provision of these Articles inconsistent with this Section 7.01, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In addition to any Maryland statute limiting the liability of directors or officers of a Maryland corporation, no Director or officer of the Corporation shall be liable to the Corporation or to any Director for any act or omission of any other Director, Shareholder, officer, or agent of the Corporation, including any external investment advisor, or be held to any personal liability whatsoever in tort, contract, or otherwise in connection with the affairs of this Corporation except only that arising from his own willful violation of the provisions of these Articles or of the Bylaws which violation is materially against the interests of the Shareholders and results in material harm to such interests, or gross negligence in the performance of his duties.

         Section 7.02 INDEMNIFICATION. The Corporation shall indemnify each Director of the Corporation, and shall have the power to indemnify each officer, employee and agent of the Corporation to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Director, officer, employee or agent in connection with any such proceedings.

         The indemnification authorized by this Section 7.02 shall include payment of (i) reasonable attorneys' fees or other expenses incurred in settling any such claim or liability or incurred in any finally adjudicated legal proceeding and (ii) expenses incurred by the removal of any liens affecting any property of the Person to be indemnified. Indemnification shall be made from assets of the Corporation, and no Shareholder shall be personally liable to any person to be indemnified.

         Section 7.03 INSURANCE. Notwithstanding any other provisions of these Articles, the Corporation, for the purpose of providing insurance for its Directors, officers, employees and agents, shall have the authority, without specific Shareholder approval, to enter into insurance arrangements to protect all Directors, officers, employees and agents of the Corporation against any and all liabilities and expenses incurred by them by reason of their being Directors, officers, employees and agents of the Corporation whether or not the Corporation would otherwise have the power under these Articles or under Maryland law to indemnify such persons against such liability. Any such insurance arrangement may be procured, maintained or established with any insurer deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of insurance arrangement and the identity of the insurer shall be conclusive, and such insurance arrangement shall not be subject to voidability, nor subject the Directors approving such insurance arrangement to liability on any ground, regardless of whether Directors participating and approving such insurance arrangement shall be beneficiaries thereof.

                                  ARTICLE VIII

                               AMENDMENT OF BYLAWS

         The Bylaws may be repealed, altered, amended or rescinded (a) by the Shareholders but only by the affirmative vote of at least two-thirds of all the votes ordinarily entitled to be cast in the election of Directors, voting together as a single class or (b) by affirmative vote of the Board of Directors (acting by a vote of at least two-thirds of the Directors, including at least a majority of the Independent Directors then holding office), at a meeting held in accordance with the provisions of the Bylaws.


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                                   ARTICLE IX

                       AMENDMENT OR REPEAL OF THE ARTICLES

         Any amendment, alteration or repeal of these Articles shall require the affirmative vote of the Board of Directors (acting by a vote of at least two-thirds of the Directors, including at least a majority of the Independent Directors then holding office), together with (i) the affirmative vote of at least two-thirds of the issued and outstanding shares ordinarily entitled to be cast in the election of Directors, voting together as a single class, in the case of amendments, alterations or repeals of Articles V, VI, VII, VIII, IX and X hereof or (ii) the affirmative vote of at least a majority of the issued and outstanding shares ordinarily entitled to be cast in the election of Directors, voting together as a single class, for any other proposed amendment to or alteration of these Articles.

                                    ARTICLE X

               RESTRICTION TERMINATION DATE AND REIT QUALIFICATION

         The "Restriction Termination Date" shall be the date that the Board of Directors (acting by a vote of at least two-thirds of the Directors, including at least a majority of the Independent Directors then holding office), determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT. Until the Restriction Termination Date, the Corporation shall seek to elect status as a REIT, and shall use reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code.

                                   ARTICLE XI

                                  SEVERABILITY

         In the event that any Article or Section (or portion thereof) of these Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its Shareholders that each such remaining provision (or portion thereof) of these Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all Shareholders.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on March 20, 2002.



                                              /s/ Guy Chayoun
                                              ---------------------------------
                                              Guy Chayoun
                                              Incorporator